Exhibit 99.1

News Release 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: February 15, 2005

Contact:          Rick Fox, Inland Communications, Inc.
                        (630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

INLAND WESTERN BUYS SIX SHOPPING CENTERS IN GEORGIA TOTALING $121 MILLION

Oak Brook, Ill. - Inland Western Retail Real Estate Trust, Inc., a real estate investment trust sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc., has recently purchased six shopping centers in Georgia, for a total of $121.4 million. The centers, totaling more than 860,000 square feet of retail space, are all located in or near the Atlanta metropolitan area, with one in the suburbs of Augusta, Ga.

The largest of the properties is Henry Town Center in McDonough, Ga., which is about 32 miles south of Atlanta. Inland Western bought 444,296 square feet of the 722,244 square foot retail center for $62 million.

"This is easily one of the ten largest retail transactions Inland Western has closed to date in terms of square footage, and Inland Western has bought more than 100 properties in the last 18 months," said Jason Lazarus, who handled the transaction negotiations for Inland Real Estate Acquisitions, Inc., another affiliate of The Inland Real Estate Group of Companies. "It's a great property in terrific condition, and the portion we bought was just built in 2002."

The center (at I-57 and Jonesboro Road in McDonough) is anchored by a 115,396-square-foot BJ's Wholesale Club and Belk, the nation's largest privately owned department store chain. Other major tenants include Bed Bath & Beyond, Bath & Body Works, Marshalls, Pier One, Ross Dress for Less, Staples, Michael's, PetsMart, Famous Footwear and others. Almost two dozen tenants are included in the center. The property is shadow-anchored by a 174,000-square-foot Super Target store, and is adjacent to a Home Depot. A shadow-anchor is a property that is owned by a third party that Inland Western does not control. These shadow anchors may benefit Inland Western by drawing more customer traffic to the properties the company owns.

The seller, Henry Town Center, LLC, was represented in negotiations by Shoffner Allison and provided legal counsel by Barbara Christie. Lazarus was provided legal representation by Charles Benvenuto.

Of Inland Western's six newly acquired shopping centers, the farthest from Atlanta is Evans Towne Center. Located in a fast-growing submarket of Augusta, Ga. (the suburb of Evans, which is 141 miles from Atlanta), the 75,695-square-foot neighborhood retail center was purchased for $8.8 million. Located at 4274 Washington Road, Evans Town Center is anchored by a 47,695-square-foot Publix grocery store, with an assortment of national and local tenants including Quiznos.

Inland Western was represented in negotiations by Joe Cosenza, president of Inland Real Estate Acquisitions, Inc. and provided legal counsel by Dennis Holland. The seller, Eastern Retail Holdings Limited Partnership, was represented by Beth Vopper with counsel provided by attorney John Randolph, Jr.

Three of the newly acquired shopping centers are Kroger-anchored retail centers in greater metropolitan Atlanta purchased from FFI American Market Fund, LP. These include:

  Green's Corner shopping center in Cummings, Ga., an 82,792-square-foot center bought for nearly $12.8 million. This center, located at Georgia Highway 20 and Bethelview Road, features a 63,296-square-foot Kroger and several other national and local tenants including Blockbuster and Subway.
  Newton Crossroads in Covington, Ga., a 78,896-square-foot retail center bought for $10 million. This center, at Georgia Highway 20 and Brown Bridge Road, also features a 63,000-square-foot Kroger and several other tenants including Subway.
  Stilesboro Oaks in Acworth, Ga., an 80,772-square-foot retail center bought for $12.6 million. This center, at State Highway 176 and Stilesboro Road, features a 54,872-square-foot Kroger and several other tenants including Subway, GNC and Blockbuster.

"This trio of properties fits our acquisition criteria nicely," said Cosenza, who handled negotiations on all three properties for Inland Western. "They are all grocery-anchored retail centers anchored by one of top grocers in the market."

Cosenza was provided legal counsel by Benvenuto and Andrew Viola. FFI was represented in negotiations by Robert Cancelliere, with legal representation from David G. Williams and Ashley P. Frieden.

Finally, Inland Western is purchasing Newnan Crossing Phase II in Newnan, Ga. for $15 million. The property, which will contain 98,290 gross leasable square feet when construction is scheduled to be completed this spring, represents the second phase of a shopping center whose first phase Inland Western purchased in December 2003. Located at 591 Bullsboro Drive in Newnan, which is about 38 miles southwest of Atlanta, Newnan Crossing Phase II features Babies "R" Us, home entertainment/appliance retailer HH Gregg, and several other tenants.

Cosenza represented Inland Western in acquisition talks, with legal counsel from Benvenuto. The sellers, Fourth Quarter Properties XIV, LLC and Fourth Quarter Properties XL, LLC, were represented by Stanley Thomas and provided legal counsel by J. Parker Gilbert.

The Inland Real Estate Group of Companies, Inc., with the combined holdings of Inland Western and a separate REIT, Inland Retail Real Estate Trust, Inc., is ranked by the Atlanta Business Chronicle as the top retail center owner in the Atlanta area based on total square footage. This portfolio now totals almost 10 million square feet in the Atlanta market.

The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com) comprises independent real estate investment and financial companies doing business nationwide. With more than 30 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation's largest commercial real estate companies. Inland's national headquarters is in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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